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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

 NOTIFICATION OF LATE FILING                                       COMMISSION
                                                                   FILE NUMBER
                                                                    0-14691
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         (Check One):

Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
          [X] Form 10-Q and 10-QSB  [ ] Form N-SAR


     For Period Ended:         March 31, 1999
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     [  ]     Transition Report on Form 10-K
     [  ]     Transition Report on Form 20-F
     [  ]     Transition Report on Form 11-K
     [  ]     Transition Report on Form 10-Q
     [  ]     Transition Report on Form N-SAR
     For the Transition Period Ended:
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     Read Attached Instructions Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant           SENETEK PLC
Former Name if Applicable

23 Palace Street
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Address of Principal Executive Office (Street and Number)

London, SW1E 5HW United Kingdom
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City, State and Zip Code


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PART II - RULES 12B-25(B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated

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without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q and Form
10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                                (Attach Extra Sheets if Needed).

The Registrant is unable to file its Form 10-Q for the quarter ended March 31, 1999 within the prescribed time period. In March 1999, the Registrant experienced a number of organizational changes to its Finance and Administration function, which has resulted in a delay to the preparation of its March 31, 1999 Financial Statements.


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PART IV - OTHER INFORMATION
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         (1)  Name and telephone number of person to contact in regard to this notification

           Frank J. Massino             (707)             226-3900
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             (Name)                  (Area Code)      (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                  SENETEK PLC
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date May 17, 1999                By /s/ Frank Massino
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                                        Frank Massino
                                        President and Chief Executive Officer